NOVEMBER 2002 AMENDMENT TO CREDIT AGREEMENT

        THIS AMENDMENT, dated this 13th day of November, 2002, between DENDRITE INTERNATIONAL, INC., a New Jersey corporation (the “Company”) and JPMORGAN CHASE BANK (formerly known as The Chase Manhattan Bank) (the “Bank’).

Preliminary Statement

        A.        Reference is made to the Amended and Restated Credit Agreement dated as of November 30, 1998 between the Company and the Bank, which was amend by the First Amendment and Waiver dated November 15, 1999 between them and the November 2001 Amendment to Credit Agreement dated November 6, 2001 between them (which, as so amended, will be called herein the “Credit Agreement”). All capitalized terms used in this Amendment shall have the respective meanings ascribed to them in the Credit Agreement. Pursuant to the Credit Agreement, the Bank has agreed to provide a revolving credit facility to the Company on the terms and conditions set forth therein.

        B.        On the terms and conditions hereinafter expressly provided, the Company and the Bank desire to provide for an extension of the term of such credit facility and for certain other changes to the Credit Agreement.

        NOW, THEREFORE, for valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Company and the Bank hereby agree as follows:

ARTICLE 1.     PARTICULAR AMENDMENTS.

        Section  1.1   Acceptable Acquisition.   In Section 1.01 of the Credit Agreement, the definition of the term “Acceptable Acquisition” is hereby changed to read as follows:

“Acceptable Acquisition” means any Acquisition which (a) has been either (i) approved by the Board of Directors of the corporation which is the subject of such Acquisition or (ii) recommended by such Board to the shareholders of such corporation; and (b) is for a business within similar or complementary lines of business as conducted by the Company on the date hereof; provided that (x) at the time of such Acquisition and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing, and (y) if any amount of the consideration paid or being paid for such Acquisition shall be derived directly or indirectly from a Borrowing under the Credit Agreement, then the total cash consideration paid or being paid for such Acquisition, when added to the cash consideration paid or being paid for all Acquisitions made or committed to after November 12, 2002, shall not aggregate in excess of $50,000,000 in cash consideration for all Acquisitions made or committed to after November 12, 2002, and (z) no more than $20,000,000 of the aggregate purchase prices for all Acquisitions made or committed to after November 12, 2002, shall be capital contributions or commitments to make capital contributions to any partnerships or joint ventures in which the Company or any of its Subsidiaries owns less than fifty percent (50%) of the partnership interests or joint venture interests.”

        Section  1.2   Revolving Termination Date.   In Section 1.01 of the Credit Agreement, in clause (a) of the definition of “Revolving Termination Date”, the phrase “November 30, 2002” is hereby changed to read “November 30, 2003".

        Section  1.3  Interest Coverage Ratio.   Section 7.12(b) of the Credit Agreement is hereby changed to read as follows:

“(b) permit its interest Coverage Ratio as determined at the end of any fiscal quarter to be less than 1.50 to 1.00.”

ARTICLE 2.     MATTERS GENERALLY.

        Section  2.1   Facility Fee.   The Company shall pay to the Bank, simultaneously with the execution and delivery of this Amendment, a facility fee in the amount of $15,000. Such fee shall be nonrefundable and shall be in addition to all other fees and amounts required to be paid by the Bank under the Credit Agreement and this Amendment.

        Section  2.2   Software Associates International, LLC.   The Company acknowledges and agrees that its Subsidiary, Software Associates International, LLC, is a Required Guarantor, and the Company shall cause it to execute and deliver to the Bank a Subsidiary Guaranty within ten (10) days after the date of this Amendment.

        Section  2.3   Representations and Warranties.   The Company hereby represents and warrants that:

(a) All the representations and warranties set forth in the Credit Agreement are true and complete on and as of the date hereof, with the same effect as though made on and as of the date hereof (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and complete as of such earlier date);

(b) No Default and no Event of Default exists;

(c) The Company has no offset, recoupment or defense with respect to any of its obligations under the Credit Agreement or any other Loan Document, and no claim or counterclaim against the Bank whatsoever (any such offset, recoupment, defense, claim or counterclaim as may now exist being hereby irrevocably waived by the Company); and

(d) This Amendment has been duly authorized by all necessary action on the part of the Company and has been duly executed and delivered by the Company.

2

        Section 2.4 Continuing Effect.   Except as otherwise expressly provided in this Amendment, all the terms and conditions of the Credit Agreement shall continue in full force and effect. Also, each other Loan Document shall continue in full force and effect.

        Section 2.5 Entire Agreement.   This Amendment constitutes the entire agreement and understanding of the parties hereto with respect to an amendment of the Credit Agreement, and it supersedes and replaces all prior and contemporaneous agreements, discussions and understandings (whether written or oral) with respect to such amendment.

        Section 2.6 Expenses.   The Company shall pay all reasonable expenses incurred by the Bank in connection with the transaction contemplated by this Amendment, including the reasonable fees and disbursements of counsel for the Bank.

        Section 2.7 Counterparts.   This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute one and same agreement.

        Section 2.8 Guarantor Consent.   Fremantle Financial Services, Inc., which is a Subsidiary Guarantor, shall execute this Amendment in the space provided below to confirm (a) the consent of such Subsidiary Guarantor to the terms of this Amendment, and (b) that the Subsidiary Guaranty of such Subsidiary Guarantor remains in full force and effect, and (c) that such Subsidiary Guarantor has no offset, recoupment or defense with respect to any of such Subsidiary Guarantor’s obligations under such Subsidiary Guarantor’s Subsidiary Guaranty and no claim or counterclaim against the Bank whatsoever (any such offset, recoupment, defense, claim or counterclaim as may now exist being hereby irrevocably waived by such Subsidiary Guarantor). (The Company confirms that Dendrite Delaware, Inc., which had also been a Subsidiary Guarantor, has merged into the Company.)

        Section 2.9 Effectiveness.   This Amendment shall not become effective unless and until it shall have been executed and delivered by all the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

DENDRITE INTERNATIONAL, INC. By: KATHLEEN DONOVAN —————————————— Name: (PRINT) Title:

JPMORGAN CHASE BANK By: LEONARD NOLL —————————————— Leonard Noll Vice President

SUBSIDIARY GUARANTOR: (As to Section 2.8 above) FREMANTLE FINANCIAL SERVICES, INC. By: MICHAEL J. KOTRAN —————————————— Name (Print): Michael J. Kotran Title: Secretary
4